Exhibit 10.2

SECOND AMENDED AND RESTATED

OMNIBUS AGREEMENT

among

GULF TLP HOLDINGS, LLC

TRANSMONTAIGNE GP L.L.C.

TRANSMONTAIGNE PARTNERS L.P.

TRANSMONTAIGNE OPERATING GP L.L.C.

TRANSMONTAIGNE OPERATING COMPANY L.P.

and

TLP MANAGEMENT SERVICES LLC

SECOND AMENDED AND RESTATED OMNIBUS AGREEMENT

THIS SECOND AMENDED AND RESTATED OMNIBUS AGREEMENT (“Restated Agreement”) dated as of March 1, 2016, but effective for all purposes as of February 1, 2016 (the “Effective Date”), is entered into by and among Gulf TLP Holdings, LLC, a Delaware limited liability company (“Gulf”), TransMontaigne GP L.L.C., a Delaware limited liability company (the “General Partner”), TransMontaigne Partners L.P., a Delaware limited partnership (the “Partnership”), TransMontaigne Operating GP L.L.C., a Delaware limited liability company (the “OLP GP”), TransMontaigne Operating Company L.P., a Delaware limited partnership (the “Operating Partnership”), and TLP Management Services LLC, a Delaware limited liability company (“TLP Management Services”). The above-named entities are sometimes referred to in this Restated Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

A.                                    TransMontaigne LLC, a Delaware limited liability company and formerly known as TransMontaigne Inc., the General Partner, the Partnership, OLP GP and the Operating Partnership (the “First A&R Omnibus Agreement Parties”) have previously entered into an Amended and Restated Omnibus Agreement, dated as of December 31, 2007, but effective for all purposes as of January 1, 2008 (the “First A&R Omnibus Agreement”).

B.                                    The First A&R Omnibus Agreement Parties (and in the case of the Fourth Amendment, as defined below, Gulf) have previously amended the First A&R Omnibus Agreement by execution of the First Amendment to Amended and Restated Omnibus Agreement dated as of July 16, 2013 (the “First Amendment”), the Second Amendment to Amended and Restated Omnibus Agreement dated as of April 14, 2015 (the “Second Amendment”), the Third Amendment to Amended and Restated Omnibus Agreement dated as of June 16, 2015 (the “Third Amendment”), and the Assignment and Amendment No. 4 to Amended and Restated Omnibus Agreement dated as of February 1, 2016 (the “Fourth Amendment”; the First A&R Omnibus Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment, the “Prior Agreement”).

C.                                    Pursuant to the Prior Agreement, Gulf agreed to provide certain management, legal, accounting, tax, corporate staff and other support services to the Partnership from and after the effective date of the Prior Agreement, as well as provide personnel to operate certain assets.

D.                                    The Parties desire to hereby amend and restate the Prior Agreement in its entirety.

ARTICLE I

Definitions

1.1                               Definitions.

As used in this Restated Agreement, the following terms shall have the respective meanings set forth below:

“Administrative Fee” is defined in Section 2.1(a).

“Affiliate” is defined in the Partnership Agreement.

“Applicable Period” is defined in Section 2.1(a).

“Assets” means (a) all assets owned by the Partnership Group prior to or on the Purchase Agreement Closing Date and (b) all assets acquired or constructed by the Partnership Group during the Applicable Period from and after such time as Gulf and the General Partner, on behalf of the Partnership Group and TLP Management Services and with the concurrence of the Conflicts Committee, establish a revised Administrative Fee in accordance with Section 2.1(a) hereof and revised Insurance Reimbursement in accordance with Section 2.1(c) hereof.

“Cause” is defined in the Partnership Agreement.

“Common Units” is defined in the Partnership Agreement.

“Conflicts Committee” is defined in the Partnership Agreement.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Effective Date” is defined in introductory paragraph of this Restated Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First A&R Omnibus Agreement” is defined in Recital A.

“First A&R Omnibus Agreement Parties” is defined in Recital A.

“First Amendment” is defined in Recital B.

“Fourth Amendment” is defined in Recital B.

“General Partner” is defined in the introductory paragraph of this Restated Agreement.

“Gulf” is defined in the introductory paragraph of this Restated Agreement.

“Gulf Entities” means Gulf and any Person controlled, directly or indirectly, by Gulf other than the Partnership Entities; and “Gulf Entity” means any of the Gulf Entities.

“Insurance Reimbursement” is defined in Section 2.1(c).

“Limited Partner” is defined in the Partnership Agreement.

“OLP GP” is defined in the introductory paragraph of this Restated Agreement.

“On-Site Employees” is defined in Section 3.1(a).

“Operating Partnership” is defined in the introductory paragraph of this Restated Agreement.

“Partnership” is defined in the introductory paragraph of this Restated Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P., dated as of May 27, 2005, as amended by the First Amendment thereto dated as of January 23, 2006, the Second Amendment thereto dated as of April 7, 2008 and the Third Amendment thereto dated as of May 5, 2015, and as may be further amended from time to time, to which reference is hereby made for all purposes of this Restated Agreement.

“Partnership Entities” means the General Partner and each member of the Partnership Group; and “Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means the Partnership, OLP GP, the Operating Partnership and any of their respective Subsidiaries, treated as a single consolidated entity; and

“Partnership Group Member” means any member of the Partnership Group.

“Party” and “Parties” are defined in the introductory paragraph of this Restated Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan” is defined in Section 2.1(b).

“Prior Agreement” is defined in Recital B.

“Purchase Agreement Closing Date” means February 1, 2016.

“Restated Agreement” is defined in the introductory paragraph hereof.

“Second Amendment” is defined in Recital B.

“Services” is defined in Section 2.1(a).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such

Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Third Amendment” is defined in Recital B.

“TLP Management Services” is defined in the introductory paragraph of this Restated Agreement.

“Units” is defined in the Partnership Agreement.

ARTICLE II

Services

2.1                               General.

(a)                                 During the period commencing on the Effective Date and terminating on the earlier to occur of the Gulf Entities ceasing to control the General Partner or, at the election of either the Partnership or Gulf following prior written notice to the other Parties at least two (2) years prior to the effective date of such termination (the “Applicable Period”), the Partnership shall pay the Gulf Entities an administrative fee (the “Administrative Fee”) of $11,365,983 per year, payable in arrears in equal monthly installments on the third business day of each month, beginning in March 2016, for the provision by the Gulf Entities for the Partnership Group’s benefit of certain management, legal, accounting, tax, engineering, corporate staff and other support services during the Applicable Period (the “Services”). The Services will be substantially identical in nature and quality to the services of such type previously provided by pursuant to the Prior Agreement. During the Applicable Period, the Partnership Group will satisfy all of its needs for Services through the Gulf Entities. Gulf may increase the Administrative Fee each calendar year effective commencing on January 1, 2017 by an amount up to the product of the then-current Administrative Fee multiplied by the percentage increase, if any, from the immediately preceding year in the Consumer Price Index - All Urban Consumers, U.S. City Average, Not Seasonally Adjusted. If the Partnership or any other Partnership Group Member acquires or constructs additional assets during the Applicable Period, then Gulf shall propose a revised Administrative Fee covering the provision of Services for such additional assets. If the General Partner, on behalf of the Partnership Group and with the concurrence of the Conflicts Committee, agrees to such revised Administrative Fee, then the Gulf Entities, as applicable, shall provide Services for the additional assets pursuant to the terms set forth herein. Notwithstanding the foregoing, the Services shall not include any services that are outsourced by the Gulf Entities to third parties.

(b)                                 During the Applicable Period, the Compensation Committee and Conflicts Committee of the General Partner shall approve the annual awards granted under the , TLP Management Services LLC Savings and Retention Plan or any similar successor plan (the “Plan”) to employees performing Services to or for the benefit of the Partnership Group. The aggregate amount of such awards shall be no less than $1.5 million per year. As awards are payable in accordance with the vesting and payment schedule provided in the Plan, the Partnership shall have the option of paying the awards either in cash or in the Common Units. Payments in cash or in the Common Units may be made to TLP Management Services LLC, as the Plan administrator, for the benefit of the plan participants or, alternatively, directly to the plan participants.

(c)                                  (i) During the Applicable Period, if a Gulf Entity procures insurance with respect to the Partnership Group, the Assets or operations thereof, then the Partnership shall pay the Gulf Entities or any applicable Affiliate of the Gulf Entities an insurance reimbursement (the “Insurance Reimbursement”) equal to the amount of any premiums and fees payable under the applicable insurance policies, payable in arrears in equal monthly installments beginning in March 2016. If at any time the Gulf Entities propose to renew or replace any insurance policy with respect to which a Partnership Entity currently has procured insurance, then such Gulf Entity shall propose the procurement of such insurance policy to the General Partner, and such insurance policy shall be procured by such Gulf Entity, subject to the reasonable approval of the General Partner, on behalf of the Partnership Group and with the concurrence of the Conflicts Committee.  The Gulf Entities or their respective Affiliates may increase the Insurance Reimbursement at any time in accordance with increases in the premiums or fees payable under the applicable insurance policies.

(ii)                                  If, during any calendar year, any Partnership Entity proposes to increase the insurance coverage of any Partnership Entity or the Assets thereof such that the increase, together with any other increases in such calendar year, would result in the aggregate premiums and fees of the Partnership Group (on an annualized basis) being greater than the amount presented to the Board with respect to such calendar year in the annual budget for the procurement of insurance by at least 10%, such Partnership Entity shall, 15 days prior to the procurement of such insurance, propose to Gulf in writing either (1) a plan to procure an insurance policy, in which case Gulf may accept or reject such plan or propose to procure such insurance coverage or (2) that Gulf procure such insurance coverage.  If a Gulf Entity procures insurance coverage, then such coverage shall be subject to the approval of the General Partner, on behalf of the Partnership Group and with the concurrence of the Conflicts Committee and, upon approval by the General Partner, the Insurance Reimbursement shall be increased by the amount of any premiums and fees under such insurance policy.

(d)                                 On each anniversary of the Effective Date during the Applicable Period, the Partnership will have the right to submit to Gulf a proposal to reduce the amount of the Administrative Fee for that year if the Partnership believes, in good faith, that the Services performed by the Gulf Entities for the year in question do not justify payment of the full Administrative Fee for that year. If the Partnership submits such a proposal to Gulf, then Gulf agrees that it will negotiate in good faith with the Partnership to determine if the Administrative Fee for that year should be reduced and, if so, by how much.

(e)                                  Following the expiration of the Applicable Period, the General Partner will determine the amount of Services expenses and insurance premium expenses that are properly allocable to the Partnership Group in accordance with the terms of the Partnership Agreement.

(f)                                   Employees of the Gulf Entities performing Services to or for the benefit of the Partnership Group during the Applicable Period shall work solely under the direction, supervision, management and control of the Partnership with respect to the time spent in providing such Services; however, at all times such employees shall remain employees of the applicable Gulf Entity.  For the avoidance of doubt, during the Applicable Period in which employees of the Gulf Entities are performing Services to or for the benefit of the Partnership Group, the Partnership Group shall be ultimately and fully responsible for the daily work assignments of such employees, including supervision of their day-to-day work activities, training schedules and performance consistent with the purposes stated in Section 2.1(a).

(g)                                  The Administrative Fee shall not include and the Partnership Group shall reimburse the Gulf Entities for:

(i)                                     wages and salaries of employees of any Gulf Entity, to the extent, but only to the extent, such employees perform Services for the Partnership Group on-site at any Asset;

(ii)                                  the cost of employee benefits relating to employees of any Gulf Entity, such as 401(k), pension, and health insurance benefits, to the extent, but only to the extent, such employees perform services for the Partnership Group on-site at any Asset;

(iii)                               out-of-pocket costs and expenses incurred by the Gulf Entities on behalf of the Partnership Group, including the incremental general and administrative expenses of the Partnership’s status as a public company, such as K-1 preparation, external audit, internal audit, transfer agent and registrar, legal, printing, unitholder reports, and other costs and expenses;

(iv)                              all sales, use, excise, value added or similar taxes, other than taxes measured by income, if any, that may be applicable from time to time in respect of the Services; and

(v)                                 any services (including with respect to the forgoing clauses (i)-(iv)) that are outsourced by the Gulf Entities to third parties with the concurrence of the Conflicts Committee.

ARTICLE III

3.1                               Operational Services

(a)                                 During the Applicable Period, the Gulf Entities, acting on behalf of the Partnership, shall make available such employees as may reasonably be required for the conduct by the Partnership Group of its operations, including the employees described in Section 2.1(g)(i) and 2.1(g)(ii) with respect to Services for the Partnership Group performed on-site at any Asset (the “On-Site Employees”).

(b)                                 With respect to the On-Site Employees, the Gulf Entities shall be reimbursed on a biweekly basis for (a) all direct and indirect expenses incurred, or payments made, on behalf of the Partnership Group (including salary, bonus, incentive compensation and all other amounts paid to any persons who assist in the conduct of the Partnership Group operations) and (b) all other necessary or appropriate expenses allocable to the Partnership Group (including expenses allocated to the Gulf Entities by any of their respective Affiliates).  The Gulf Entities shall determine the expenses that are allocable to the Partnership Group in any reasonable manner determined by the Gulf Entities in their sole discretion.

(c)                                  On-Site Employees performing services described in Section 3.1(a) to or for the benefit of the Partnership Group during the Applicable Period shall work solely under the direction, supervision, management and control of the Partnership with respect to the time spent in providing such services; however, at all times such On-Site Employees shall remain employees of the applicable Gulf Entity.  For the avoidance of doubt, during the Applicable Period in which On-Site Employees of the Gulf Entities are performing services to or for the benefit of the Partnership Group, the Partnership Group shall be ultimately and fully responsible for the daily work assignments of such On-Site Employees, including supervision of their day-to-day work activities, training schedules and performance consistent with the purposes stated in Section 3.1(a).

ARTICLE IV

Miscellaneous

4.1                               Choice of Law; Jurisdiction.

(a)                                 This Restated Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

(b)                                 The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Restated Agreement or the transactions contemplated hereby shall be brought and determined exclusively in in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and that any cause of action arising out of this Restated Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 4.2 shall be deemed effective service of process on such Party.

4.2                               Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Restated Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Restated Agreement shall be sent to or made at the address set forth below such Party’s signature to this Restated Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.2.

if to the Partnership Entities:

TransMontaigne Partners L.P.

c/o TransMontaigne GP L.L.C.

1670 Broadway

Suite 3100

Denver, Colorado 80202

Attention: President

Fax: 303-626-8228

if to the Gulf Entities:

Gulf TLP Holdings, LLC

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Attention: General Counsel

Fax: 617-867-4698

E-mail: tburke@arclightcapital.com

4.3                               Entire Agreement. This Restated Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

4.4                               Termination. Notwithstanding any other provision of this Restated Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, then this Restated Agreement may immediately thereupon be terminated by Gulf.

4.5                               Amendment or Modification. This Restated Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Restated Agreement that the General Partner determines will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Restated Agreement.

4.6                               Assignment. No Party shall have the right to assign any of its rights or obligations under this Restated Agreement without the consent of the other Parties hereto.

4.7                               Counterparts. This Restated Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

4.8                               Severability. If any provision of this Restated Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, then the remainder of this Restated Agreement shall remain in full force and effect.

4.9                               Further Assurances. In connection with this Restated Agreement and all transactions contemplated by this Restated Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Restated Agreement and all such transactions.

4.10                        Representations and Warranties. Each Party represents and warrants that this Restated Agreement has been duly authorized, executed and delivered by it and that this Restated Agreement constitutes its legal, valid, binding and enforceable obligation, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

4.11                        Rights of Limited Partners. The provisions of this Restated Agreement are enforceable solely by the Parties to this Restated Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Restated Agreement or to compel any Party to this Restated Agreement to comply with the terms of this Restated Agreement.

4.12                        Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to this Restated Agreement.

IN WITNESS WHEREOF, the Parties have executed this Restated Agreement effective as of the date first written above.

GULF TLP HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

TRANSMONTAIGNE GP L.L.C.

By:	/s/ Frederick W. Boutin
Name: Frederick W. Boutin
Title: Chief Executive Officer

TRANSMONTAIGNE PARTNERS L.P.

By TransMontaigne GP L.L.C., its General Partner

By:	/s/ Frederick W. Boutin
Name: Frederick W. Boutin
Title: Chief Executive Officer

TRANSMONTAIGNE OPERATING GP L.L.C.

By:	/s/ Frederick W. Boutin
Name: Frederick W. Boutin
Title: Chief Executive Officer

TRANSMONTAIGNE OPERATING COMPANY L.P.

By TransMontaigne Operating GP L.L.C., its General Partner

By:	/s/ Frederick W. Boutin
Name: Frederick W. Boutin
Title: Chief Executive Officer

TLP MANAGEMENT SERVICES LLC

By:	/s/ Frederick W. Boutin
Name: Frederick W. Boutin
Title: Chief Executive Officer

Second Amended and Restated Omnibus Agreement